Form of

Restricted Stock Unit Award Agreement for Officers/Employees

[name]

[address]

RESTRICTED STOCK UNIT AWARD AGREEMENT

Congratulations!  The Compensation Committee (the “Committee”) of Dollar General Corporation’s Board of Directors has granted you a Restricted Unit Award for Restricted Units (“RSUs”) in your capacity as an employee as follows:

Grant Date	# RSUs
_________	________

In order for you to be entitled to this award, you must accept the award by signing and returning a copy of this Agreement within 60 days after the grant date.

Plan Information:  The RSUs have been granted pursuant to the 1998 Stock Incentive Plan, as amended and restated on June 2, 2003, and modified on August 26, 2003 (the “Plan”), and are subject to all the restrictions, conditions and other terms contained in that Plan (see the enclosed Prospectus for a summary of the Plan).  Each RSU represents the right to receive one share of Dollar General common stock on the Vesting Date.

Vesting Information:  The RSUs generally will vest in increments of _____________ of the represented shares if you remain an employee until the applicable Vesting Date for that increment as follows:

_______ will vest on _______________

_______ will vest on _______________

_______ will vest on _______________

Vesting will be accelerated upon a change in control of Dollar General (as defined in the Plan) or under the circumstances (if any) described in your employment agreement (if any) for full vesting of stock options, restricted stock or other equity compensation awards and may be accelerated as otherwise provided pursuant to the Plan, all as set forth in the Plan.  If your employment is terminated for Cause (as defined in the Plan), all RSUs, vested or not, will terminate immediately and you will not be entitled to any payment with respect to your RSUs.  If your employment ends for reasons other than Cause (as defined in the Plan), all of your vested RSUs which have not yet been settled will be settled in due course, and all of your unvested RSUs will be forfeited.

No Voting Rights:  You have no right to vote shares of Dollar General common stock represented by your RSUs, whether vested or unvested.  Once shares of Dollar General common stock are issued to you in settlement of your vested RSUs, you will have all rights normally associated with share ownership including the right to vote and to receive dividends.

Dividends:  Prior to settlement of your vested RSUs, you will not receive any dividends on shares of Dollar General common stock represented by your RSUs.

Your RSUs will be credited with cash dividends which would otherwise have been paid if the shares of Dollar General common stock represented by your RSUs (including any deemed reinvested additional shares attributable to your RSUs pursuant to this paragraph) were actually outstanding and those credits will be accumulated.  These dividend equivalents will be deemed to be reinvested in additional shares of Dollar General common stock (determined by dividing the deemed cash dividend amount by the Fair Market Value (as defined in the Plan) of a share of Dollar General common stock on the related dividend payment date.

In addition, your RSUs will be credited with any such dividends or distributions that are paid in shares of Dollar General common stock represented by your RSUs and will otherwise be adjusted by the Committee for other capital or corporate events as provided in the Plan.

Any such deemed cash or stock dividends or distributions or other adjustment, including deemed reinvested additional shares, will vest or be forfeited based on the vesting or forfeiture of the RSUs to which they are attributable.

Non-transferability.  Unvested RSUs are not transferable by you other than to a member of your Immediate Family (as defined in the Plan) or a trust for your benefit or the benefit of a member of your Immediate Family (as defined in the Plan), or by will or the laws of descent and distribution, or as otherwise provided from time to time in the Plan.

Settlement Date and Form:  Unless the Committee or the Board of Directors implements a deferred payment program for vested RSUs and you timely elect to defer settlement of your RSUs, you will receive a payment relating to your vested RSUs increment (together with any related vested dividend equivalents and adjustments for stock dividends or distributions) on or shortly after each applicable Vesting Date (provided you have made satisfactory arrangement to pay or cause to be paid the tax withholding associated with your vested RSUs increment).  Your payment will be made in shares of Dollar General common stock (other than fractional shares, which will be paid in cash).  Unless otherwise determined by the Committee, you will be permitted to elect to have Dollar General withhold, and thus not issue to you at settlement, a sufficient number of shares of Dollar General common stock to satisfy Dollar General’s minimum tax withholding obligation.

General Information:  Section 7(b)(ii) of the Plan requires that you enter into an agreement with Dollar General regarding this award. Accordingly, please sign below and return to _____________________.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of __________, _____.

DOLLAR GENERAL CORPORATION

By:
[name and title]

[name of employee]

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